Exhibit 3.3

CERTIFICATE OF CORPORATE DOMESTICATION

OF IVANHOE CAPITAL ACQUISITION CORPORATION

Pursuant to Section 388

of the General Corporation Law of the State of Delaware (the “DGCL”)

Ivanhoe Capital Acquisition Corporation, presently a Cayman Islands exempted company limited by shares (the “Company”), DOES HEREBY CERTIFY:

1. The Company was first incorporated on July 8, 2020 under the laws of the Cayman Islands.

2. The name of the Company immediately prior to the filing of this Certificate of Corporate Domestication with the Secretary of State of the State of Delaware in accordance with Section 388 of the DGCL was Ivanhoe Capital Acquisition Corporation.

3. The name of the Company as set forth in the Certificate of Incorporation being filed with the Secretary of State of the State of Delaware in accordance with Section 388(b) of the DGCL is “SES AI Corporation.”

4. The jurisdiction that constituted the seat, siege social, or principal place of business or central administration of the Company, or any other equivalent thereto under applicable law, immediately prior to the filing of this Certificate of Corporate Domestication in accordance with the provisions of Section 388 of the DGCL was the Cayman Islands.

5. The domestication has been approved in the manner provided for by the document, instrument, agreement or other writing, as the case may be, governing the internal affairs of the Company and the conduct of its business or by applicable non-Delaware law, as appropriate.

This Certificate of Corporate Domestication shall be effective upon the filing hereof with the Secretary of State of Delaware in accordance with Section 388 of the DGCL.

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this Certificate to be executed by its duly authorized officer on this 2nd day of February, 2022.

IVANHOE CAPITAL ACQUISITION CORPORATION, a Cayman Islands exempted company limited by shares

By:	/s/ Robert Friedland
Name: Robert Friedland
Title: Chief Executive Officer